Exhibit 2.84

Filed in the Office of	Business Number C2197-1990
FVAguilar	Filing Number 20233080246
Secretary of State	Filed On 4/3/2023 12:04:00 PM
State Of Nevada	Number of Pages 4

FRANCISCO V. AGUILAR
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

- [x] Certificate of Designation
- [ ] Certificate of Amendment to Designation - Before Issuance of Class or Series
- [ ] Certificate of Amendment to Designation - After Issuance of Class or Series
- [ ] Certificate of Withdrawal of Certificate of Designation

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: E MED FUTURE, INC. Entity or Nevada Business Identification Number (NVID): NV19901015007
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: 05/31/2022 Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing: Series B Preferred Stock
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing:
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☐ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* Please see attached: CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS OF THE SERIES B PREFERRED STOCK
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X [signature] Signature of Officer Date: 03/30/2023

* Attach additional page(s) if necessary

This form must be accompanied by appropriate fees.

Page 1 of 1
Revised: 12/12/2022

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E MED FUTURE, INC.

CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS

OF THE SERIES B PREFERRED STOCK

PURSUAMT TO SECTION 78.195 AND 78.1955 OF THE NEVADA REVISED STATUTES

E Med Future, Inc., a corporation organized and existing under the Nevada Revised Statutes (the "Corporation"), certifies that pursuant to the authority contained in Articles of Incorporation, as amended (the "Certificate of Incorporation") and in accordance with the provisions of Sections 78.195 and 78.1955 of the Nevada Revised Statutes, the board of directors of the Corporation (the "Board of Directors") via a Written Consent of the Sole Member of the Board of Directors in lieu of a Special Meeting dated May 31, 2022, duly approved and adopted the following resolution which resolution remains in full force and effect on the date hereof:

Pursuant to Section 78.195 and 78.1955 of the Nevada Revised Statutes and Article IV of the Corporation’s Amended and Restated Certificate of Incorporation (the “ Certificate of Incorporation ”) :

I, Gary Kompothecras, President of E Med Future, Inc. (the “ Corporation ” ), organized and existing under the Revised Statutes of the State of Nevada, in accordance with the provisions of Sections 78.195 and 78.1955 thereof, DO HEREBY CERTIFY:

That pursuant to the authority conferred upon the Board of Directors of the Corporation (the “ Board ” ) by Article IV of the Certificate of Incorporation, the Board on May 31, 2022, adopted the following resolutions (i) creating a series of 4,500,000 shares of Preferred Stock designated as “Series B Preferred Stock”:

RESOLVED, that pursuant to the authority vested in the Board in accordance with the provisions of Article IV of the Certificate of Incorporation, a second series of Preferred Stock of the Corporation be, and it hereby is, created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of each such series, and the qualifications, limitations or restrictions thereof are as follows:

A . 4,500,000 of the authorized shares of Preferred Stock are hereby designated “Series B Preferred Stock” (the “ Series B Preferred” ).

B . The rights, preferences, privileges, restrictions and other matters relating to the Series B Preferred are as follows:

1. DIVIDEND RIGHTS.

a. In the event dividends are paid on any share of Common Stock, the Corporation shall pay a dividend on all outstanding shares of Series B Preferred in a per share amount equal (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock.

b. The provisions of Section l(a) shall not apply to a dividend payable solely in Common Stock to which the provisions of Section 4(f) hereof are applicable.

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2. VOTING RIGHTS . Each holder of shares of the Series B Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series B Preferred could be converted (pursuant to Section 5 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent and shall have voting rights and powers equal to the voting rights and powers of the Common Stock and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation. Except as otherwise provided herein or as required by law, the Series B Preferred shall vote together with the Common Stock and Series A Preferred at any annual or special meeting of the stockholders (or by written consent of the stockholders in lieu of such a meeting) and not as a separate class, and may act by written consent in the same manner as the Common Stock and Series A Preferred.

3. ASSET TRANSFER OR ACQUISITION RIGHTS .

a. In the event that the Corporation is a party to an Acquisition or Asset Transfer (as hereinafter defined), then each holder of Series B Preferred shall be entitled to receive, for each share of Series B Preferred then held, out of the proceeds of such Acquisition or Asset Transfer, the amount of cash, securities or other property to which such holder would be entitled to receive in a Liquidation Event pursuant to Section 3(a) above. Any such amount payable to the holders of Series B Preferred shall be paid pari passu with any payments to the holders of Series A Preferred pursuant to Article IV of the Certificate of Incorporation.

b. For the purposes of this Section 3: (i)  “Acquisition” shall mean (A) any transaction or series of related transactions with one or more non-affiliates of the Corporation, pursuant to which such party or parties acquire capital stock of the Corporation or the surviving entity possessing the voting power to elect a majority of the board of directors of the Corporation or the surviving entity (whether by merger, consolidation, sale or transfer of the Corporation’s capital stock or otherwise); provided that an Acquisition shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Corporation or any successor or indebtedness of the Corporation is cancelled or converted or a combination thereof; and (ii)  “Asset Transfer” shall mean any transaction or series of related transactions that results in a sale, lease, transfer or other disposition of all or substantially all of the assets of the Corporation determined on a consolidated basis.

c. In any Acquisition or Asset Transfer, if the consideration to be received is securities of a corporation or other property other than cash, its value will be deemed its fair market value as determined in good faith by the Board on the date such determination is made.

4. CONVERSION RIGHTS .

The holders of the Series B Preferred shall have the following rights and restrictions with respect to the conversion of the Series B Preferred into shares of Common Stock (the “Conversion Rights”):

a. Optional Conversion. Subject to and in compliance with the provisions of this Section 5, any shares of Series B Preferred may, at the option of the holder, be converted at any time into fully-paid and non-assessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series B Preferred shall be entitled upon conversion shall be ten (10) shares of Common.

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d. Mechanics of Conversion. Each holder of Series B Preferred who desires to convert the same into shares of Common Stock pursuant to this Section 5 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Series B Preferred, and shall give written notice to the Corporation at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series B Preferred being converted. Thereupon, the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and any fractional share of Common Stock otherwise issuable to any holder of Series B Preferred shall be rounded up. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series B Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

e. Adjustment for Stock Splits and Combinations. If at any time or from time to time on or after the date that the first share of Series B Preferred is issued March 30, 2023, the Corporation effects a subdivision of the outstanding Common Stock, the Series B Preferred Conversion ratio in effect immediately before that subdivision shall remain unaffected. Conversely, if at any time or from time to time after the Original Issue Date the Corporation combines the outstanding shares of Common Stock into a smaller number of shares, the Series B Preferred Conversion ratio in effect immediately before the combination shall remain the same. The effect shall be that the Series B Preferred will be anti-dilutive.

f. Adjustment for Common Stock Dividends and Distributions. If at any time or from time to time on or after the Original Issue Date the Corporation pays to holders of Common Stock a dividend or other distribution in additional shares of Common Stock, the Series B Preferred Conversion ratio then in effect shall stay the same.

g. Adjustment for Rectification, Exchange, Substitution, Reorganization, Merger or Consolidation. If at any time or from time to time on or after the Original Issue Date the Common Stock issuable upon the conversion of the Series B Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, merger, consolidation or otherwise (other than an Acquisition or Asset Transfer as defined in Section 4 or a subdivision or combination of shares or stock dividend provided for elsewhere in this Section 5), in any such event each holder of Series B Preferred shall then have the right to convert Series B Preferred into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification, merger, consolidation or other change by holders of the maximum number of shares of Common Stock into which such shares of Series B Preferred could have been converted immediately prior to such recapitalization, reclassification, merger, consolidation or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of Series B Preferred after the capital reorganization to the end that the provisions of this Section 5 (including adjustment of the Series B Preferred Conversion ratio then in effect and the number of shares issuable upon conversion of the Series B Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

h. Certificate of Adjustment. In each case of an adjustment or readjustment of the Series B Preferred Conversion ratio for the number of shares of Common Stock or other securities issuable upon conversion of the Series B Preferred, if the Series B Preferred is then convertible pursuant to this Section 5, the Corporation, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and shall, upon request, prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series B Preferred so requesting at the holder’s address as shown in the Corporation’s books. Failure to request or provide such notice shall have no effect on any such adjustment.

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i. Notices of Record Date. Upon (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend, distribution or other right, or (ii) any Acquisition (as defined in Section 4) or other capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation with or into any other corporation, or any Asset Transfer (as defined in Section 4), or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Series B Preferred at least 10 days prior to (x) the record date, if any, specified therein; or (y) if no record date is specified, the date upon which such action is to take effect (or, in either case, such shorter period approved by the holders of a majority of the outstanding Series B Preferred) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up. and (D) in the case of an Acquisition or Asset Transfer, a notice signed by an officer of the Corporation setting forth the consideration to be received by the holder from the purchaser or to be distributed to the holder by the Corporation, as applicable, on a per share basis (i) without conversion of the Series B Preferred into Common Stock and (ii) assuming conversion of all Series A Preferred and Series B Preferred into Common Stock.

j. Automatic Conversion. Each share of Series B Preferred shall be automatically converted into shares of Common Stock, based on the then-effective Series B Preferred Conversion ratio, concurrently with the automatic conversion of the Series A Preferred pursuant to Article IV of the Certificate of Incorporation.

k. Fractional Shares. Fractional shares of Common Stock shall be issued upon conversion of Series B Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series B Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall round up and issue a full share.

l. Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

m. Notices. Any notice required by the provisions of this Section 5 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

n. Payment of Taxes. The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series B Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series B Preferred so converted were registered.”

IN WITNESS WHEREOF, E Med Future, Inc. has caused this Certificate of Designation, Preferences and Rights of the Terms of the Series B Preferred Stock to be executed by its President this 31st day of May, 2022.

/s/ Gary Kompothecras

Gary Kompothecras, President

E Med Future. Inc.

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